Exhibit 99.1

NEWS RELEASE

Green Plains Reports Third Quarter 2013 Financial Results

Results for the Third Quarter of 2013

•	Net income of $9.4 million

•	Earnings per diluted share of $0.28

OMAHA, NEB. (GLOBE NEWSWIRE) – October 29, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the third quarter ended September 30, 2013. Net income for the quarter was $9.4 million, or $0.28 per diluted share, compared to a net loss of ($1.0) million, or ($0.03) per diluted share, for the same period in 2012. Revenues were $758.0 million for the third quarter of 2013 compared to $947.4 million for the same period in 2012.

“We believe ethanol industry fundamentals are as positive as we have seen in recent history,” stated Todd Becker, President and Chief Executive Officer. “During the third quarter, our team effectively managed through significant price volatility at the end of the crop year. With the recovery in U.S corn production, ethanol is well-positioned competitively, resulting in strong demand for our production in U.S. and global markets. These fundamentals give us confidence we will finish 2013 with the strongest quarterly results of the year.”

Green Plains’ ethanol production segment produced approximately 176.8 million gallons of ethanol, or approximately 91 percent of the Company’s production capacity. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was $14.2 million in the third quarter of 2013 compared to $20.8 million for the same period in 2012. For the first nine months of 2013, non-ethanol operating income totaled $52.7 million.

“Our growth strategy is to continue to expand our business across all of our segments. We believe with our strong balance sheet, we are positioned to accelerate our growth plans. With the completion of our 2013 grain expansion program, we increased our total grain storage capacity to over 27 million bushels and have set a goal of 50 million bushels of capacity by the end of 2015. In addition, we are always searching for acquisitions within our businesses that meet our disciplined criteria,” concluded Becker.

Revenues were $2.3 billion for the nine-month period ended September 30, 2013 compared to $2.6 billion for the same period in 2012. Net income for the nine-month period ended September 30, 2013 was $17.9 million, or $0.56 per diluted share, compared to a net loss of ($21.2) million, or ($0.70) per diluted share, for the same period in 2012.

Third quarter 2013 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $37.4 million compared to $21.7 million for the same period in 2012. Green Plains had $362.1 million in total cash and equivalents and $159.1 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at September 30, 2013. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Current Business Highlights

•	On September 20, 2013, Green Plains issued $120 million of 3.25% Convertible Senior Notes due 2018. The notes are convertible at an initial conversion rate of 47.9627 shares of the Company’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $20.85 per share. The net proceeds to the Company from this issuance was approximately $115 million, after deducting initial purchasers’ discounts and commissions and offering expenses payable by the Company.

•	On August 22, 2013, Green Plains announced that its Board of Directors approved the initiation of a quarterly cash dividend. An initial dividend of $0.04 per common share was paid on September 26, 2013 to all shareholders of record as of September 5, 2013. The Company anticipates declaring a cash dividend in future quarters on a regular basis; however, future declarations of dividends are subject to Board approval and may be adjusted as business needs or market conditions change.

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•	During the third quarter, Green Plains completed its 2013 grain storage expansion project with the construction of 9.4 million bushels of grain storage capacity at six ethanol plants and three grain elevator locations. The expansion project was completed at a cost of $6.0 million and brings the Company’s total grain storage capacity to 27.7 million bushels.

Conference Call

On October 30, 2013, Green Plains will hold a conference call to discuss its third quarter 2013 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-572-7034 and the international dial-in number is 719-325-2494. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through November 5, 2013.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$757,971	$947,413	$2,328,142	$2,593,163
Cost of goods sold	716,947	919,516	2,227,294	2,538,363

Gross profit	41,024	27,897	100,848	54,800
Selling, general and administrative expenses	15,490	19,273	44,048	58,350

Operating income (loss)	25,534	8,624	56,800	(3,550)

Other income (expense)
Interest income	64	46	166	144
Interest expense	(7,608)	(9,832)	(23,440)	(28,741)
Other, net	(947)	(448)	(2,077)	(1,859)

Total other income (expense)	(8,491)	(10,234)	(25,351)	(30,456)

Income (loss) before income taxes	17,043	(1,610)	31,449	(34,006)
Income tax expense (benefit)	7,633	(604)	13,519	(12,749)

Net income (loss)	9,410	(1,006)	17,930	(21,257)
Net loss attributable to noncontrolling interests	—	4	—	13

Net income (loss) attributable to Green Plains	$9,410	$(1,002)	$17,930	$(21,244)

Earnings per share:
Basic	$0.31	$(0.03)	$0.60	$(0.70)

Diluted	$0.28	$(0.03)	$0.56	$(0.70)

Weighted average shares outstanding:
Basic	30,204	29,655	30,100	30,499

Diluted	37,483	29,655	36,831	30,499

Consolidated revenues decreased by $189.4 million for the three months ended September 30, 2013 compared to the same period in 2012 primarily as a result of lower grain and agronomy sales and lower ethanol volumes. The decline in grain and agronomy sales resulted from the sale of certain grain elevators and agronomy assets during the fourth quarter of 2012. Gross profit increased by $13.1 million for the three months ended September 30, 2013 compared to the same period in 2012 primarily as a result of improved margins for ethanol production offset partially by a decrease in margins for grain and agronomy sales. Operating income (loss) increased by $16.9 million to $25.5 million for the three months ended September 30, 2013 compared to the same period in 2012 as a result of the factors discussed above and a $3.8 million decrease in selling, general and administrative expenses. Selling, general and administrative expenses were lower for the three months ended September 30, 2013 compared to the same period in 2012 due most significantly to the grain elevator sale during the fourth quarter of 2012. Interest expense decreased by $2.2 million for the three months ended September 30, 2013 compared to the same period in 2012 due to lower average debt balances. Income tax expense was $7.6 million for the three months ended September 30, 2013 compared to an income tax benefit of $0.6 million for the same period in 2012.

Diluted EPS is computed by dividing net income on an if-converted basis available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. For the three and nine month periods ended September 30, 2012, the Company’s net income and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income (loss) attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Green Plains	$9,410	$(1,002)	$17,930	$(21,244)
Interest and amortization on convertible debt, net of tax effect:
5.75% convertible notes due 2015	883	—	2,643	—
3.25% convertible notes due 2018	79	—	79	—

Net income (loss) on an if-converted basis	$10,372	$(1,002)	$20,652	$(21,244)

Effect on weighted average shares outstanding—diluted
5.75% convertible notes due 2015	6,284	—	6,294	—
3.25% convertible notes due 2018	688	—	232	—

Total effect on weighted average shares outstanding—diluted	6,972	—	6,526	—

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing and logistics services of Company-produced and third-party ethanol, distillers grains, corn oil, and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Ethanol production	$516,869	$492,899	$1,556,332	$1,417,966
Corn oil production	17,290	14,531	49,304	43,521
Agribusiness	279,155	175,700	541,367	434,776
Marketing and distribution	722,779	769,095	2,179,495	2,143,781
Intersegment eliminations	(778,122)	(504,812)	(1,998,356)	(1,446,881)

	$757,971	$947,413	$2,328,142	$2,593,163

Gross profit (loss):
Ethanol production	$22,269	$(3,701)	$34,228	$(20,610)
Corn oil production	9,649	7,865	25,431	25,205
Agribusiness	815	12,513	2,986	27,357
Marketing and distribution	8,615	10,980	39,074	21,769
Intersegment eliminations	(324)	240	(871)	1,079

	$41,024	$27,897	$100,848	$54,800

Operating income (loss):
Ethanol production	$17,851	$(7,520)	$22,508	$(32,435)
Corn oil production	9,596	7,811	25,226	25,011
Agribusiness	163	5,849	781	8,916
Marketing and distribution	4,456	7,162	26,654	10,546
Intersegment eliminations	(324)	240	(826)	1,113

Segment operating income	31,742	13,542	74,343	13,151
Corporate activities	(6,208)	(4,918)	(17,543)	(16,701)

	$25,534	$8,624	$56,800	$(3,550)

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended Septmeber 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Ethanol sold (thousands of gallons)	177,799	161,574	521,169	507,923
Ethanol produced (thousands of gallons)	176,815	160,832	519,597	508,358
Distillers grains sold (thousands of equivalent dried tons)	491	438	1,456	1,397
Corn consumed (thousands of bushels)	62,435	56,706	183,149	178,924

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Revenues in the ethanol production segment increased by $24.0 million for the three months ended September 30, 2013 compared to the same period in 2012 primarily due to higher volumes produced and sold, partially offset by lower average ethanol and distillers grains prices. Revenues in the third quarter of 2013 included production from the Atkinson, NE plant, which was acquired in June and began operations on July 25, 2013 and contributed an additional 8.2 million gallons of production and $22.7 million in revenue. The ethanol production segment produced 176.8 million gallons of ethanol, which represents approximately 91% of production capacity, during the third quarter of 2013.

Cost of goods sold in the ethanol production segment decreased by $2.0 million for the three months ended September 30, 2013 compared to the same period in 2012. Consumption of corn increased by 5.7 million bushels but the average cost per bushel decreased by 18% during the three months ended September 30, 2013 compared to the same period in 2012. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $26.0 million and $25.4 million, respectively, for the three months ended September 30, 2013 compared to the same period in 2012. Depreciation and amortization expense for the ethanol production segment was $11.4 million for the three months ended September 30, 2013 compared to $11.2 million during the same period in 2012.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $2.8 million for the three months ended September 30, 2013 compared to the same period in 2012. During the three months ended September 30, 2013, the corn oil production segment sold 42.0 million pounds of corn oil compared to 37.2 million pounds in the same period of 2012. The average price for corn oil was 5% higher for the third quarter of 2013 compared to the same period in 2012.

Gross profit and operating income in the corn oil production segment increased by $1.8 million for the three months ended September 30, 2013 compared to the same period in 2012. The increase in revenues was partially offset by $1.0 million of additional expense related to increased volumes produced along with higher input costs during the three months ended September 30, 2013 compared to the same period in 2012.

Agribusiness Segment

Revenues in the agribusiness segment increased by $103.5 million and gross profit and operating income decreased by $11.7 million and $5.7 million, respectively, for the three months ended September 30, 2013 compared to the same period in 2012. The agribusiness segment sold 44.0 million bushels of grain, including 43.5 million bushels to the ethanol production segment, and had no fertilizer sales during the three months ended September 30, 2013 compared to sales of 18.9 million bushels of grain, including 6.2 million bushels to the ethanol production segment, and three thousand tons of fertilizer during the same period in 2012. Subsequent to the sale of certain grain elevators and the agronomy business during the fourth quarter of 2012, the segment increased its focus on supplying corn to the ethanol plants. As a result, 99% of the grain sold by the agribusiness segment was sold to the Company’s ethanol plants rather than to external customers. The decrease in gross profit and operating income is due to the factors discussed above.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $46.3 million for the three months ended September 30, 2013 compared to the same period in 2012. The decrease in revenues was primarily due to a decrease of $71.0 million in ethanol revenue from lower ethanol volumes, lower prices of distillers grains sold and lower volumes of crude oil transportation. These decreases were partially offset by a $26.3 increase in grain trading activity within the marketing and distribution segment. The Company sold 240.2 million and 269.8 million gallons of ethanol during the three months ended September 30, 2013 and 2012, respectively, within the marketing and distribution segment.

Gross profit and operating income for the marketing and distribution segment decreased by $2.4 million and $2.7 million, respectively, for the three months ended September 30, 2013 compared to the same period in 2012, primarily due to the factors discussed above.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income (loss) attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Green Plains	$9,410	$(1,002)	$17,930	$(21,244)
Net loss attributable to noncontrolling interests	—	(4)	—	(13)
Interest expense	7,608	9,832	23,440	28,741
Income taxes (benefit)	7,633	(604)	13,519	(12,749)
Depreciation and amortization	12,763	13,487	37,807	39,922

EBITDA	$37,414	$21,709	$92,696	$34,657

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30,	December 31,
	2013	2012
ASSETS
Current assets	$595,726	$568,035
Property and equipment, net	697,751	708,110
Other assets	89,655	73,589

Total assets	$1,383,132	$1,349,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$283,697	$432,384
Long-term debt	487,926	362,549
Other liabilities	89,453	64,299

Total liabilities	861,076	859,232
Total stockholders’ equity	522,056	490,502

Total liabilities and stockholders’ equity	$1,383,132	$1,349,734

At September 30, 2013, Green Plains had $362.1 million in total cash and equivalents and $159.1 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at September 30, 2013 was $647.2 million, including $96.4 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of September 30, 2013, Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $522.1 million. As of September 30, 2013, Green Plains had approximately 30.2 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains. (402) 884-8700

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